Exhibit 99.1

Investor Contact:	Terry Griffin, CFO
(408) 232-0710

MED-EL Contact:	Deborah Beddingfield
888-633-3524

FOR IMMEDIATE RELEASE

ASSET SALE TO MED-EL COMPLETED

SAN JOSE, Calif.—June 26, 2003—Symphonix® Devices Inc. (OTCBB: SMPX) – developers of the world’s first FDA-approved middle-ear implant for moderate to severe sensorineural hearing loss – announced today that the sale of substantially all its remaining assets to MED-EL, GmbH, an Austrian manufacturer of cochlear implants, has closed.

“I’m very pleased that the transition process has gone so smoothly,” said Geoff Ball, inventor of the Vibrant® Soundbridge® and Vibrant-MED-EL CTO, “It is a testament to both the professionalism of the two companies and MED-EL’s commitment to assimilating the Vibrant Soundbridge technology into their product offering.”

MED-EL intends to keep the Vibrant Soundbridge name and offer the product through its global distribution channels.

Wilmington Trust has been appointed to manage the winding down of the affairs of Symphonix. In conjunction with the move, each of Symphonix’ Board Members have resigned.

Additionally, Symphonix officially ceased trading on the Over-the-Counter Bulletin Board (OTCBB) after the closing bell yesterday, June 25, 2003.

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The Vibrant Soundbridge product represents an innovative approach to hearing improvement – the first implantable middle ear hearing device. Unlike conventional acoustic hearing aids, which increase the volume of sound that goes to the eardrum, the Vibrant Soundbridge bypasses the ear canal and eardrum by directly vibrating the small bones in the middle ear. Because of its design, no portion of the device is placed in the ear canal itself. The Vibrant Soundbridge has been approved by the FDA as a safe and effective treatment option for adults with moderate to severe sensorineural hearing loss who desire an alternative to acoustic hearing aids.

About Symphonix Devices, Inc.

Symphonix Devices Inc. is a hearing technology company in the process of dissolution. Symphonix’ Vibrant Soundbridge is a surgical implant designed to work with the natural structures of the middle-ear to enhance hearing and communication ability for people with hearing impairment. The device can be implanted during a short, outpatient medical procedure. More information about Symphonix Devices, Inc. can be found at www.symphonix.com.

About MED-EL

Over 25 years ago researchers who later founded MED-EL developed one of the world’s first cochlear implants. Today, MED-EL is growing faster than any other cochlear implant company and is the global leader in innovative technology in the field. MED-EL products are the result of collaborative efforts by MED-EL engineers, surgeons, audiologists, therapists, and of course, implant users.

MED-EL has their worldwide headquarters in Innsbruck, Austria, a North American headquarters in Durham, North Carolina and 13 other subsidiaries worldwide. MED-EL has implanted their devices in over 400 clinics, in 70 countries worldwide. More information about MED-EL can be found at http://www.medel.com.

Statements made in the press release regarding the dissolution of the company and the one-time shareholder dividend are “forward looking statements” and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Such risks and uncertainties include, but are not limited to, the ability of MED-EL to successfully manufacture and market the Vibrant Soundbridge. Further information on potential factors that could affect the Company’s dissolution and asset sale is in the Company’s definitive proxy statement, and Form 10-K for the 2002 fiscal year filed with the Securities and Exchange Commission.

Symphonix, Vibrant and Soundbridge are registered trademarks.